Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2002

Daleen Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27491 (Commission File Number)	65-0944514 (I.R.S.Employer Identification No.)

	902 Clint Moore Road, Suite 230 Boca Raton, Florida (Address of principal executive offices)	33487 (Zip Code)

(561) 999-8000
(Registrant’s telephone number, including area code)

SIGNATURES

     Item 5 – Other Events and Required FD Disclosure.

     On October 7, 2002, Daleen Technologies, Inc. (“Daleen”), Daleen Solutions, Inc., a wholly-owned subsidiary of Daleen (“Acquisition Sub”), and Abiliti Solutions, Inc. (“Abiliti”) entered into definitive agreements whereby Acquisition Sub will purchase substantially all of the assets and assume certain liabilities of Abiliti (the “Asset Purchase”). Daleen will issue to Abiliti a combination of common stock, Series F convertible preferred stock and warrants to purchase common stock as consideration for the purchased assets. In addition to the Asset Purchase, Behrman Capital II, L.P., Abiliti’s largest shareholder, and an affiliated fund, have agreed to purchase from Daleen a combination of Series F convertible preferred stock, common stock and warrants to purchase additional shares of common stock, for an aggregate consideration of approximately $5.015 million (the “Private Placement”).

     The Asset Purchase is subject to approval by the stockholders of Daleen and Abiliti and satisfaction of a limited number of other closing conditions, including the consummation of the Private Placement. The Private Placement is subject to approval by the stockholders of Daleen and satisfaction of a limited number of other closing conditions, including the consummation of the Asset Purchase. It is anticipated that the stockholders of Abiliti will approve the Asset Purchase at a Special Meeting of Stockholders of Abiliti to be held on December 19, 2002, and that the stockholders of Daleen will approve the Asset Purchase and the Private Placement at a Special Meeting of Stockholders of Daleen to be held on December 20, 2002. It is further anticipated that the Asset Purchase and Private Placement will be consummated and closed as soon as practicable after the Special Meeting of Stockholders of Daleen.

     Daleen’s common stock is currently listed on The Nasdaq SmallCap Market under an exception to the listing requirements that allows Daleen a grace period until February 10, 2003, during which time Daleen must regain compliance with the $1.00 bid price requirement of The Nasdaq SmallCap Market. As previously reported by Daleen, on November 5, 2002, the staff of The Nasdaq Stock Market (“Nasdaq”) notified Daleen that it believes the Asset Purchase and Private Placement together constitute a “reverse merger” as set forth in Nasdaq Marketplace Rule 4330(f) and that the Nasdaq Listing Qualifications Panel will consider the reverse merger issue in considering whether to modify or terminate the terms of the exception. In the November 5, 2002 letter, Nasdaq offered Daleen an opportunity to respond to the staff’s analysis of the transactions. On November 19, 2002, Daleen submitted to Nasdaq a written response addressing the issues raised by the Nasdaq staff. By letter dated December 17, 2002, Nasdaq advised Daleen that the Nasdaq Listing Qualifications Panel has determined that the Asset Purchase and the Private Placement, if consummated, will trigger the application of Nasdaq Marketplace Rule 4330(f). As a result, to remain listed after the consummation of the Asset Purchase and Private Placement, Daleen will be required to immediately satisfy the initial listing requirements for inclusion on The Nasdaq SmallCap Market rather than the continued listing requirements. The initial listing requirements are more stringent than the continued listing requirements and Daleen does not satisfy these requirements. Accordingly, Daleen anticipates that its common stock will be delisted from The Nasdaq SmallCap Market after the consummation of the Asset Purchase and the Private Placement. Daleen expects that its common stock will be quoted on the OTC Bulletin Board Service upon the delisting from The Nasdaq SmallCap Market.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC.

	By:	/s/ James Daleen James Daleen Chairman of the Board, President and Chief Executive Officer

Dated: December 18, 2002

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